M E M O R A N D U M



TO:    All Employees

FROM:  F.L. Putnam, III                      March 30, 1998

RE:    1998 Proxy Voting

We have previously sent to you proxy solicitation material relating to the Annual Meeting of Shareholders which will be held on April 15, 1998. The proposals to be voted on are important to the Company's business. They include a proposal to form a holding company, a structure which the Board of Directors and management strongly believes will assist the Company in positioning itself to respond to industry changes.

Because you are the only person who can vote your shares, I urge you to give all proposals your immediate attention and send in your proxy promptly. The Company cannot vote your shares on the matters to be acted upon at the meeting.

Our shareholders' attendance, in person or by proxy, is necessary for the transaction of the business of the Meeting. Your signed proxy will be helpful whether your holdings are large or small, and will aid us in avoiding further expense and delay.

If you have already voted your shares, please disregard this
memo.   If  you have any questions or require another  proxy
card, please call Brian Norris at x3435. Thank you very much for your cooperation.


					   /s/Larry
                                              Larry


BWDN:JTA


                       R E M I N D E R



April 1, 1998



Dear Shareholder:

We  have  previously  sent to you  proxy  solicitation
material   relating   to   the   Annual   Meeting   of
Shareholders  which will be held on  April  15,  1998.
According to our latest records, your proxy has not yet been received.

The proposals to be voted on are important to the Company's business. They include a proposal to form a holding company, a structure which the Board of Directors and management strongly believes will assist the Company in positioning itself to respond to industry changes.

Because  you  are the only person who  can  vote  your
shares,  I  urge  you  to  give  all  proposals   your
immediate  attention and send in your proxy  promptly.
The Company cannot vote your shares on the matters to be acted upon at the meeting.

Our  shareholders' attendance, in person or by  proxy,
is  necessary for the transaction of the  business  of
the  Meeting.  Please disregard this reminder  if  you
have  already mailed your proxy card to  us.   If  you
have not, please vote and sign the enclosed card and return it at once in the postpaid envelope.

Thank you very much for your cooperation.

Sincerely,

/s/F.L. Putnam, Jr.
F. L. Putnam, Jr.
Chairman and Senior Executive Officer